EXHIBIT 21.1

LIST OF SUBSIDIARIES

Norstar Exploration Ltd. incorporated under the laws of the Province of British Columbia, Canada.

Avalon International, Inc., incorporated under the laws of the State of Washington.

Get2Networks, Inc. incorporated under the laws of the State of Washington.